Exhibit (p)

STEPSTONE PRIVATE EQUITY STRATEGIES FUND

SUBSCRIPTION AGREEMENT

This Subscription Agreement is entered into this 24th day of July, 2025 by and between StepStone Private Equity Strategies Fund, a Delaware statutory trust (the “Fund”), and StepStone Group LP (the “Subscriber”);

WITNESSETH:

WHEREAS, the Fund has been formed for the purposes of carrying on business as a closed-end management investment company; and

WHEREAS, the Subscriber wishes to subscribe for and purchase, and the Fund wishes to sell to the Subscriber, 10,000 Class I shares of beneficial interest (the “Shares”) for a purchase price of $10 per share.

NOW THEREFORE, IT IS AGREED:

1.

The Subscriber subscribes for and agrees to purchase from the Fund 10,000 Shares for a purchase price of $10 per share. Subscriber agrees to make payment for these Shares at such time as demand for payment may be made by an officer of the Fund.

2.	The Fund agrees to issue and sell said Shares to Subscriber promptly upon its receipt of the purchase price.

3.	To induce the Fund to accept its subscription and issue the Shares subscribed for, the Subscriber:

a.	Represents and warrants that it has no present intention of selling or redeeming the Shares subscribed for under this Subscription Agreement.

4.	This Subscription Agreement and all of its provisions shall be binding upon the legal representatives, heirs, successors and assigns of the parties hereto.

5.

This Agreement is executed on behalf of the Fund by the Fund’s officers as officers and not individually and the obligations imposed upon the Fund by this Subscription Agreement are not binding upon any of the Fund’s Trustees, officers or shareholders individually but are binding only upon the assets and property of the Fund.

IN WITNESS WHEREOF, this Subscription Agreement has been executed by the parties hereto as of the day and date first above written.

STEPSTONE PRIVATE EQUITY STRATEGIES FUND

By:	/s/ Robert W. Long
Name:	Robert W. Long
Title:	President

STEPSTONE GROUP LP

By:	/s/ David Park
Name:	David Park
Title:	Chief Financial Officer